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                     January 20, 2022

       Megan Clarken
       Chief Executive Officer
       Criteo S.A.
       32 Rue Blanche
       Paris, France 75009

                                                        Re: Criteo S.A.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-36153

       Dear Ms. Clarken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services